EXHIBIT 5

                                October 19, 1998




Board of Directors
Annapolis National Bancorp, Inc.
180 Admiral Cochrane Drive
Suite 300
Annapolis, Maryland 21401

      Re: Annapolis National Bancorp, Inc. 1997 Stock Option Plan

Ladies and Gentlemen:

      We have been requested by Annapolis National Bancorp, Inc. (the "Company") to issue a legal opinion in connection with the registration under the Securities Act of 1933 on Form S-8 of 100,000 shares of the Company's Common Stock, $0.01 par value (the "Shares"), to be issued under the Annapolis National Bancorp, Inc. 1997 Stock Option Plan (the "Plan").

      We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures,
(ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and
(iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company.

      Based on the foregoing and limited in all respects to Maryland law, it is our opinion that the Shares reserved under the Plans have been duly authorized and upon payment for and issuance of the Shares in the manner described in the Plan, will be legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8, and we consent to the use of our name under the heading "Interests of Named Experts and Counsel."


                                   Sincerely,


                                   PATTON BOGGS LLP
                                   By: /s/ Mary M. Sjoquist
                                       __________________________
                                       Mary M. Sjoquist